CUSIP NO. 57777K106

Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of MaxCyte, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf on February 10, 2022.

SOFINNOVA CROSSOVER I SLP		SOFINNOVA PARTNERS SAS
By: Sofinnova Partners SAS

		By:	/s/ Monique Saulnier
By:	/s/ Monique Saulnier	Name:	Monique Saulnier
Name:	Monique Saulnier	Title:	Managing Partner
Title:	Managing Partner

By:	/s/ Antoine Papiernik	By:	/s/ Monique Saulnier
Name:	Antoine Papiernik	Name:	Monique Saulnier

By:	/s/ Cédric Moreau	By:	/s/ Kinam Hong
Name:	Cédric Moreau	Name:	Kinam Hong

By:	/s/ Thomas Burt	By:	/s/ Joseph Anderson
Name:	Thomas Burt	Name:	Joseph Anderson

By:	/s/ Jacques Theurillat
Name:	Jacques Theurillat